Exhibit 4.2

Execution version

Dated 13 October 2015

SECOND SUPPLEMENTAL AGREEMENT

between

KNUTSEN NYK SHUTTLE TANKERS 16 AS

as Borrower

and

KNUTSEN NYK OFFSHORE TANKERS AS

as Parent Guarantor

and

KNOT OFFSHORE PARTNERS LP

KNOT SHUTTLE TANKERS AS

as Replacement Guarantors

and

DNB BANK ASA

NORDEA BANK NORGE ASA

as Original Commercial Lenders, Mandated Lead Arrangers and Bookrunners

and

THE NORWEGIAN GOVERNMENT

represented by

THE NORWEGIAN MINISTRY OF TRADE, INDUSTRY AND FISHERIES

(formerly known as The Norwegian Ministry of Trade and Industry)

as Original Export Credit Lender

and

DNB BANK ASA

NORDEA BANK FINLAND PLC.

as Swap Banks

with

DNB BANK ASA

acting as Agent

Relating to a USD 90,000,000.-

term loan facility agreement dated 7 June 2012

as amended by a first supplemental agreement dated 5 February 2015 in respect of the Borrower’s vessel

“INGRID KNUTSEN”

1.	DEFINITIONS	4

2.	REPRESENTATION AND WARRANTIES	5

3.	CONDITIONS	5

4.	TRANSFER OF GUARANTORS AND OWNERSHIP	7

5.	AMENDMENTS TO THE AGREEMENT	7

6.	APPLICABLE LAW	7

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THIS SECOND SUPPLEMENTAL AGREEMENT (the “Second Supplemental Agreement”) is made 13 October 2015 between:

(1)	KNUTSEN NYK SHUTTLE TANKERS 16 AS (organisation no 997 404 009), P.O Box 2017, 5504 Haugesund, Norway, as borrower (the “Borrower”),

(2)	KNUTSEN NYK OFFSHORE TANKERS AS (organisation no 995 221 713), P.O Box 2017, 5504 Haugesund, Norway, as parent guarantor (the “Parent Guarantor”),

(3)	KNOT OFFSHORE PARTNERS LP, with registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 and executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, and

KNOT SHUTTLE TANKERS AS (organisation no 998 942 829), P.O. Box 2017, 5504 Haugesund, Norway, as replacement guarantors (together the “Replacement Guarantors”);

(4)	DNB BANK ASA, (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway and NORDEA BANK NORGE ASA (organisation no 911 044 110), P.O. Box 1166 Sentrum, 0107 Oslo, Norway, as original commercial lenders (the “Original Commercial Lenders”),

(5)	THE NORWEGIAN GOVERNMENT represented by THE NORWEGIAN MINISTRY OF TRADE, INDUSTRY AND FISHERIES, with registered offices at Akersgaten 13, 0158 Oslo, Norway, c/o Eksportkreditt Norge AS, Hieronymus Heyerdahls gate 1, 0160 Oslo, Norway as original export credit lender (the “Original Export Credit Lender”),

(6)	DNB BANK ASA (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway and NORDEA BANK NORGE ASA (organisation no 911 044 110), P.O. Box 1166 Sentrum, 0107 Oslo, Norway as mandated lead arrangers (the “Mandated Lead Arrangers”),

(7)	DNB BANK ASA (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway and NORDEA BANK FINLAND PLC., Aleksis Kiven katu 9, FIN-00020 Nordea, Helsinki, Finland as swap banks (the “Swap Banks”),

(8)	DNB BANK ASA (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway as agent (“Agent”),

WHEREAS:

A.	The Lenders (as defined in the Loan Agreement) have granted the Borrower a loan in the original amount of USD 90,000,000.- pursuant to a loan facility agreement (the “Loan Agreement”) dated 7 June 2012 as amended by a first supplemental agreement dated 5 February 2014, entered into between the Borrower as borrower, the financial institutions and the finance parties as defined therein (the “Finance Parties”), the Parent Guarantor as parent guarantor, the Agent as facility agent and agent for and on behalf of the Finance Parties, DNB Bank ASA and Nordea Bank Finland Plc. as swap banks (the “Swap Banks”). The outstanding principal amount under the Loan Agreement is at the date hereof USD 80,775,000.-.

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B.	The Borrower has requested that the Finance Parties consent to the Borrower becoming wholly owned, directly or indirectly, by KNOT Offshore Partners LP a Marshall Islands limited partnership organised under the laws of the Marshall Islands listed on the New York Stock Exchange via its wholly-owned indirect subsidiary KNOT Shuttle Tankers AS.

C.	Under the proposed terms, the Borrower has requested the Finance Parties’ consent to the following:

(i)	The transfer of ownership of the Borrower from the Parent Guarantor to KNOT Shuttle Tankers AS as contemplated by Whereas B;

(ii)	the release of Knutsen NYK Offshore Tankers AS as Parent Guarantor under the Loan Agreement and it being replaced by KNOT Offshore Partners LP and KNOT Shuttle Tankers AS as new guarantors under the Loan Agreement and a new pledge of shares in the Borrower to be executed by KNOT Shuttle Tankers AS, replacing the previous share pledge;

(iii)	certain amendments to the set of financial covenants in the Loan Agreement.

D.	The Finance Parties have approved the Borrower’s request subject to the execution and delivery of this Second Supplemental Agreement, the Amended and Restated Facility Agreement, the Guarantees, the Share Pledge and the amended Security Documents (where relevant) and that the terms and condition of this Second Supplemental Agreement are complied with.

E.	This Second Supplemental Agreement shall together with the Amended and Restated Facility Agreement be construed as being in all respect supplemental to the Loan Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.01	In this agreement, unless the contexts otherwise requires, terms defined in the Loan Agreement shall bear the same meaning when used herein. In addition, the Loan Agreement means the Loan Agreement as supplemented and amended by this Second Supplemental Agreement.

1.02	In this Second Supplemental Agreement the following words and expressions shall have the meaning set opposite and below;

“Amended and Restated Facility Agreement”

means the Loan Agreement as amended and restated by this Second Supplemental Agreement in the form set out in Schedule 1 (Form of Amended and Restated Facility Agreement).

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“Effective Date”

means the date when (i) the transfer of ownership of the Borrower from the Parent Guarantor to KNOT Shuttle Tankers AS has occurred, (ii) the conditions listed in Clause 3.01 have been fulfilled and (iii) the Agent has sent notice of Effective Date to the Replacement Guarantors. The Effective Date shall occur not later than 20 November 2015.

2.	REPRESENTATION AND WARRANTIES

2.01	Each of the Borrower, the Parent Guarantor and the Replacement Guarantors represents and warrants to the Agent (on behalf of the Finance Parties) that the representations and warranties listed in chapter 18 in the Amended and Restated Facility Agreement are true and correct on the date hereof.

3.	CONDITIONS

3.01	The obligations of the Finance Parties to accept as from the Effective Date i.a. (i) KNOT Offshore Partners LP and KNOT Shuttle Tankers AS as new Replacement Guarantors and (ii) certain amendments to the financial covenants in the Loan Agreement shall be subject to the condition that the Agent (on behalf of the Finance Parties) has received the following documents in form satisfactory to the Agent and its legal advisors (to the extent not satisfied as a condition precedent to the drawing under the Loan Agreement):

(a)	This Second Supplemental Agreement duly executed by the parties hereto, and

(b)	The Certificate of incorporation or similar in respect of the Borrower, the Parent Guarantor and each of the Replacement Guarantors, and

(c)	The articles of association in respect of the Borrower, the Parent Guarantor and each of the Replacement Guarantors, and

(d)	The Partnership Agreement for KNOT Offshore Partners LP, and

(e)	A certificate of good standing for KNOT Offshore Partners LP, and

(f)	Resolutions from the board of directors of the Borrower in respect of this Second Supplemental Agreement and the Security Documents (if required), and

(g)	Resolutions from the board of directors of each of the Parent Guarantor and the Replacement Guarantors in respect of the Guarantees and this Second Supplemental Agreement, and

(h)	A copy of the certificate of incorporation and constitutional documents of KNOT Offshore Partners UK LLC and KNOT Offshore Partners GP LLC, and

(i)	A duly executed Compliance Certificate, and

(j)	Satisfactory evidence that KNOT Offshore Partners LP is the direct or indirect owner of 100 % of the shares and voting rights in the Borrower; and

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(k)	Satisfactory evidence that KNOT Shuttle Tankers AS is the direct owner of 100 % of the shares and voting rights in the Borrower; and

(l)	A copy of the Sale Purchase Agreement entered into between the Parent Guarantor and KNOT Shuttle Tankers AS in respect of the shares in the Borrower; and

(m)	The Security Documents listed in the Loan Agreement having been executed and registered (as applicable) with first priority in favour of the Agent, including but not limited to the following Security Documents:

(i)	the Share Pledge, and

(ii)	the Guarantees.

(n)	Evidence that:-

(i)	the Vessel is registered in the name of the Borrower in the Approved Registry, and

(ii)	the Mortgage is registered against the Vessel in favour of the Agent with first priority.

(o)	Satisfactory evidence that the Commercial Tranche has or will be reduced to USD 22,375,000.- within three (3) Business Days after the Effective Date;

(p)	Satisfactory evidence that the Junior Loan has or will be repaid in full within three (3) Business Days after the Effective Date;

(q)	Satisfactory evidence that GIEK Guarantee is in full force and effect on the Effective Date;

(r)	Satisfactory evidence that the Intercompany Loan has been or will be replaced by equity or group contribution in the Borrower;

(s)	Satisfactory evidence that all securities related to the Intercompany Loan have been released and discharged;

(t)	Such “Know Your Customer”- documents as the Finance Parties require for each of the Obligors; and

(u)	Favourable legal opinions as the Agent may require from the jurisdictions involved, including Norway and Marshall Islands.

3.02	Further, the obligation of the Finance Parties to accept the requests listed in Whereas C shall be subject to that the Borrower shall pay to the Agent (on behalf of the Finance Parties) on demand all costs, expenses and disbursements (including but not limited to legal fees and printing, publication and travelling expenses) incurred by the Finance Parties in negotiation, preparation and completion of this Second Supplemental Agreement and the Security Documents and the maintenance, protection and enforcement of any of their rights thereunder and the fees according to a separate fee letter issued by the Agent (on behalf of the Commercial Lenders).

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4.	TRANSFER OF GUARANTORS AND OWNERSHIP

4.01	With effect on and from the Effective Date and subject as aforesaid each of the parties to this Second Supplemental Agreement agree that:-

(a)	Each of KNOT Offshore Partners LP and KNOT Shuttle Tankers AS will execute new irrevocable, unconditional and on-demand guarantees in favour of the Agent on behalf of the Finance Parties and the Swap Banks and shall accede to the Agreement as Obligors.

(b)	KNOT Shuttle Tankers AS will execute a pledge of 100% of the shares in the Borrower in favour of the Agent on behalf of the Finance Parties and the Swap Banks.

(c)	Knutsen NYK Offshore Tankers AS shall be released as Parent Guarantor and Obligor under the Loan Agreement.

5.	AMENDMENTS TO THE AGREEMENT

5.01	With effect on and from the Effective Date the Loan Agreement shall be amended and restated as set out in Schedule 1 (Form of Amended and Restated Facility Agreement).

5.02	By construing references therein to “this Loan Agreement”, “this Agreement”, “herein”, “hereunder” and like terms, they shall be construed as if the same referred to the Loan Agreement as amended hereby.

5.03	Subject only to the modifications set out in this Second Supplemental Agreement, the Loan Agreement and the other Finance Documents shall (subject to the provisions of Clause 5) shall remain in full force and effect and binding upon the Finance Parties, the Guarantors and the Borrower. This Second Supplemental Agreement constitutes a Finance Document in the Loan Agreement from the Effective Date.

5.04	In the Security Documents, any reference to the Loan Agreement shall mean the Loan Agreement as supplemented and amended by this Second Supplemental Agreement. For the avoidance of doubt, each party agree that the Security Documents shall remain in full force and effect and continue to secure the Facility notwithstanding the terms of this Second Supplemental Agreement.

6.	APPLICABLE LAW

This Second Supplemental Agreement shall be governed by and construed in accordance with Norwegian law. The Borrower, the Parent Guarantor and each of the Replacement Guarantors accept Oslo District Court (No. Oslo tingrett) as venue.

IN WITNESS WHEREOF the parties hereto have caused this Second Supplemental Agreement to be duly executed the day and the year above written.

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EXECUTION PAGE

The Borrower:
KNUTSEN NYK SHUTTLE TANKERS 16 AS
/s/ Bjørn Sande Urtegaard
Bjørn Sande Urtegaard
Attorney-in-fact
Name in block letters
The Parent Guarantor:
KNUTSEN NYK OFFSHORE TANKERS AS
/s/ Bjørn Sande Urtegaard
Bjørn Sande Urtegaard
Attorney-in-fact
Name in block letters
The Replacement Guarantor:
KNOT OFFSHORE PARTNERS LP
/s/ John Andrew Costain
John Andrew Costain
Name in block letters
The Replacement Guarantor:
KNOT SHUTTLE TANKERS AS
/s/ Bjørn Sande Urtegaard
Bjørn Sande Urtegaard
Attorney-in-fact
Name in block letters

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The Export Credit Lender: THE NORWEGIAN GOVERNMENT represented by THE NORWEGIAN MINISTRY OF TRADE, INDUSTRY AND FISHERIES by Eksportkreditt Norge AS
/s/ Erik Hoffmann-Dahl
Erik Hoffmann-Dahl
Attorney-in-Fact
Name in block letters	Name in block letters

The Commercial Lenders, Mandated Lead Arrangers and Bookrunners:

DNB BANK ASA
/s/ Erik Hoffmann-Dahl
Erik Hoffmann-Dahl
Attorney-in-Fact
Name in block letters
NORDEA BANK NORGE ASA
/s/ Erik Hoffmann-Dahl
Erik Hoffmann-Dahl
Attorney-in-Fact
Name in block letters
The Swap Banks:
DNB BANK ASA
/s/ Erik Hoffmann-Dahl
Erik Hoffmann-Dahl
Attorney-in-Fact
Name in block letters
NORDEA BANK FINLAND PLC.
/s/ Erik Hoffmann-Dahl
Erik Hoffmann-Dahl
Attorney-in-Fact
Name in block letters

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The Agent: DNB BANK ASA

/s/ Erik Hoffmann-Dahl
Erik Hoffmann-Dahl Attorney-in-Fact Name in block letters

10/99

SCHEDULE 1

Form of amended and restated Loan Agreement

Originally dated 7 June 2012

as amended by a first supplemental agreement dated 5 February 2014 and second supplemental agreement dated 13 October 2015

AMENDED AND RESTATED

USD 77,500,000.-

TERM LOAN FACILITY AGREEMENT

between

KNUTSEN NYK SHUTTLE TANKERS 16 AS

as Borrower

and

KNOT OFFSHORE PARTNERS LP

KNOT SHUTTLE TANKERS AS

as Guarantors

and

DNB BANK ASA

NORDEA BANK NORGE ASA

as Original Commercial Lenders, Mandated Lead Arrangers and Bookrunners

and

THE NORWEGIAN GOVERNMENT

represented by

THE NORWEGIAN MINISTRY OF TRADE, INDUSTRY AND FISHERIES

as Original Export Credit Lender

and

DNB BANK ASA

NORDEA BANK FINLAND PLC.

as Swap Banks

with

DNB BANK ASA

acting as Agent

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TABLE OF CONTENT

1.	DEFINITIONS AND INTERPRETATION	14

2.	THE FACILITY	32

3	PURPOSE	33

4.	CONDITIONS OF DRAWDOWN	33

5.	DRAWDOWN	33

6.	REPAYMENT	33

7.	PREPAYMENT AND CANCELLATION	34

8.	INTEREST	37

9.	INTEREST PERIODS	38

10.	CHANGES TO THE CALCULATION OF INTEREST	39

11.	FEES	40

12.	TAX GROSS UP AND INDEMNITIES	41

13.	INCREASED COSTS	42

14.	OTHER INDEMNITIES	44

15.	COSTS AND EXPENSES	45

16.	SECURITY	45

17.	GIEK GUARANTEE	47

18.	REPRESENTATIONS	48

19.	INFORMATION UNDERTAKINGS	52

20.	FINANCIAL COVENANTS	54

21.	GENERAL UNDERTAKINGS	57

22.	VESSEL COVENANTS	61

23.	EVENTS OF DEFAULT	67

24.	CHANGES TO THE EXPORT CREDIT LENDER	71

25.	CHANGES TO THE COMMERCIAL LENDERS	71

26.	CHANGES TO THE BORROWER	74

27.	ROLE OF THE AGENT	74

28.	SHARING AMONG THE FINANCE PARTIES	77

29.	PAYMENT MECHANICS	79

30.	CALCULATIONS AND CERTIFICATES	80

31.	CONSENTS, AMENDMENTS AND WAIVERS	81

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32.	NOTICES	82

33.	MISCELLANEOUS	84

34.	GOVERNING LAW AND JURISDICTION	85

SCHEDULES:

SCHEDULE 1:	LENDERS AND COMMITMENTS

SCHEDULE 2:	CONDITIONS PRECEDENT

SCHEDULE 3:	FORM OF DRAWDOWN REQUEST

SCHEDULE 4:	FORM OF RENEWAL NOTICE

SCHEDULE 5:	FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 6 A:	FORM OF NOTICE OF ASSIGNMENT OF THE EXPORT CREDIT TRANCHE

SCHEDULE 6 B:	FORM OF TRANSFER CERTIFICATE

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THIS TERM LOAN FACILITY AGREEMENT (the “Agreement”) was originally made the 7th day of June 2012 as amended by a first supplemental agreement dated 5 February 2014 and second supplemental agreement dated 13 October 2015 (the “Second Supplemental Agreement”), between:

(1)	KNUTSEN NYK SHUTTLE TANKERS 16 AS (organisation no 997 404 009), P.O. Box 2017, 5504 Haugesund, Norway, as borrower (the “Borrower”),

(2)	KNOT OFFSHORE PARTNERS LP, with registered address at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 and executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, and

KNOT SHUTTLE TANKERS AS (organisation no 998 942 829), P.O. Box 2017, 5504 Haugesund, Norway, as guarantors (together the “Guarantors”);

(3)	DNB BANK ASA (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway, NORDEA BANK NORGE ASA (organisation no 911 044 110), P.O. Box 1166 Sentrum, 0107 Oslo, Norway, as original commercial lenders (the “Original Commercial Lenders”),

(4)	THE NORWEGIAN GOVERNMENT represented by THE NORWEGIAN MINISTRY OF TRADE, INDUSTRY AND FISHERIES, with registered offices at Akersgaten 13, 0158 Oslo, Norway, c/o Eksportkreditt Norge AS, Hieronymus Heyerdahls gate 1, 0160 Oslo, Norway, as original export credit lender (the “Original Export Credit Lender”),

(5)	DNB BANK ASA (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway, NORDEA BANK NORGE ASA (organisation no 911 044 110), P.O. Box 1166 Sentrum, 0107 Oslo, Norway as mandated lead arrangers (the “Mandated Lead Arrangers”),

(6)	DNB BANK ASA, (organisation no 984 851 006), acting through its office Solheimsgaten 7 C, 5058 Bergen, Norway, and NORDEA BANK FINLAND PLC. ( ) as swap banks (the “Swap Banks”),

(7)	DNB BANK ASA, (organisation no 984 851 006), acting through its office in Solheimsgaten 7 C, 5058 Bergen, Norway as agent (“Agent”),

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Principles”

means NORGAAP or USGAAP (as relevant).

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“Affiliate”

means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement”

means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its Schedules.

“Approved Shipbrokers”

means Clarkson Valuations, Fearnleys, Lorentzen & Stemoco, Nordic Shipping and any other shipbroker(s) the Lenders may approve.

“Approved Ship Registry”

means the Norwegian International Ship Registry, the UK Ship Register, the Danish International Ship Register or any ship registry as approved in writing by the Lenders.

“Assignment of Insurances”

means the first priority assignment agreement in respect of the Insurances (as amended, restated or supplemented from time to time) to be made between the Borrower and the Agent (on behalf of the Finance Parties and Swap Bank) in form and substance acceptable to the Agent as security for the Borrower’s obligations under this Agreement and the Swap Agreement.

“Authorisation”

means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Break Costs”

means the amount (if any)

(a)	in respect of the Commercial Tranche;

(i)	the interest which the Commercial Lenders should have received for the period from the date of receipt of all or any part of its participation in the Commercial Tranche or Unpaid Sum to the last day of the current Interest Period in respect of the Commercial Tranche or Unpaid Sum, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(ii)

the amount which the Commercial Lenders would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

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(b)	in respect of the Export Credit Tranche, the amount (if any) in relation to Break Cost for CIRR which the Export Credit Lender is entitled to receive under Clause 10.3 (Break Costs);

“Break Cost for CIRR”

means the amount (if any) determined by the Export Credit Lender by which:

(a)	the net present value of the interest which the Export Credit Lender should have received by applying the CIRR Interest Rate on the Export Credit Tranche or part thereof for the period starting on the date of receipt of the Export Credit Tranche or part thereof to (and including) the respective Final Maturity Date for the Export Credit Tranche (such amount to be calculated to take into account all of the scheduled instalment Repayment Dates of Export Credit Tranche and following the agreed repayment schedule of the Export Credit Tranche, as if the Export Credit Tranche had been paid on all of the scheduled instalment Repayment Dates to and including the Final Maturity Date for Export Credit Tranche);

exceeds

(b)	the net present value of the amount the Export Credit Lender would be able to obtain by placing an amount equal to the Export Credit Tranche or part thereof at the Prepayment Swap Rate for the period starting on the Business Day following receipt of the Export Credit Tranche or part thereof to (and including) the Final Maturity Date and following the scheduled instalment Repayment Dates.

For the purpose of this paragraph; “Prepayment Swap Rate” means the rate quoted on the Bloomberg Screen BTMM USD page for a period starting on the Business Day following receipt of the Export Credit Loans or a part thereof and ending on the Final Maturity Date (including) (such amount to be calculated to take into account all of the scheduled instalment Repayment Dates to and including the Final Maturity Date).

“Business Day”

means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London.

“Charterer”

means Standard Marine Tønsberg AS, a wholly owned subsidiary of ExxonMobil Exploration and Production Norway AS.

“Charterparty”

means the time charterparty dated 6 December 2011 entered into between the Charterer and the Borrower with a fixed period of 120 months from the delivery date of the Vessel at a minimum net t/c-rate of USD 46,500.- per day.

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“Charterparty Assignment”

means a first priority assignment of the Borrower’s rights under the Charterparty, executed or to be executed by the Borrower in favour of the Agent (on behalf of the Finance Parties the Swap Banks) as security for the Finance Documents and the Swap Agreements, in the terms and form as the Agent may require.

“CIRR Interest Rate”

means the Commercial Interest Reference Rate determined by the Organisation for Economic Co-operation and Development (OECD) according to the “Arrangement on Officially Supported Export Credit” of twopointfifty per cent. (2.50%) per annum.

“CIRR Interest Rate Period”

has the meaning as given in Clause 8.2 (Interest rate Export Credit Tranche).

“Code”

means the US Internal Revenue Code of 1986.

“Commercial Lender”

means:

(i)	any Original Commercial Lender, and

(ii)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (changes to the Commercial Lenders)

“Commercial Management Agreement”

means the business and administrative agreement made or to be made between the Borrower and the Commercial Manager for the commercial management of the Vessels.

“Commercial Manager”

means KNOT Management AS(organisation no 996 124 916), P.O. Box 2017, 5504 Haugesund, Norway or a Subsidiary of the Sponsor.

“Commercial Tranche”

means an amount up to but not exceeding USD 22,375,000.- at the Effective Date.

“Commitment”

means:

(i)	in relation to an Original Commercial Lender, the amount in USD set opposite its name under the heading “Commitment- Commercial Tranche” in Schedule 1 (Lenders and Commitments) and the amount of any other Commercial Tranche transferred to it under this Agreement;

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(ii)	in relation to an Original Export Credit Lender, the amount in USD set opposite its name under the heading “Commitment-Export Credit Tranche” in Schedule 1 (Lenders and Commitments) and the amount of any other Export Credit Tranche transferred to it under this Agreement;

(iii)	in relation to any other Lender, the amount of any other Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred under this Agreement.

“Companies Act”

means the Norwegian Limited Companies Act of 13 June 1997 No. 44 (No. aksjeloven).

“Company”

means, at any given time in relation to the Vessel, the company responsible for the Vessel compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

“Compliance Certificate”

means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Deed of Covenants”

means a deed of covenants collateral to the Mortgage executed by the Borrower in respect of the Mortgage, in the terms and form as the Agent on behalf of the Finance Parties and the Swap Banks may require.

“Default”

means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event”

means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

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(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC”

means in relation to the relevant Company of the Vessel a valid document of compliance issued to such Company pursuant to paragraph 13.2 of the ISM Code.

“Earnings”

means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use of or operation of the Vessel, including (but not limited to):

(a)	all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Vessel;

(b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation the Vessel;

(c)	compensation payable to the Borrower in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessel payable to the Borrower;

(e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel; and

(h)	any other money whatsoever due or to become due to the Borrower from third parties or otherwise in relation to the Vessel.

“Effective Date”

means the effective date as set out in Clause 1.02 in the Second Supplemental Agreement.

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“Environmental Approval”

means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessel.

“Environmental Claim”

means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law”

means any applicable law, regulation, convention or treaty in any jurisdiction in which the Obligors and/or any Manager conduct business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

“Event of Default”

means any event or circumstance specified as such in Clause 23 (Events of Default).

“Export Credit Lender”

means:

(a)	any Original Export Credit Lender: and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (changes to the Export Credit Lenders).

“Export Credit Lender’s Account”

means the Export Credit Lender’s account no 6017.04.91788 with Nordea Bank Norge AS or such other account as the Export Credit Lender may notify to the Agent, by not less than five (5) Business Days’ notice with a bank in Oslo.

“Export Credit Tranche”

means an amount up to but not exceeding USD 55,125,00.- at the Effective Date.

“FA Act”

means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (as amended).

“Facility Office”

means:

(i)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

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(ii)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility”

means the term loan facility made available under this Agreement as described in Clause 2.1 (Facility).

“Factoring Agreement”

means an agreement including a declaration of pledge entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks) whereby the Borrower pledges to the Agent on behalf of the Finance Parties all claims arising from the Borrower’s business operation as security for the Finance Documents and Swap Agreements, in the terms and form as the Agent may require.

“FATCA”

means:

(i)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(ii)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(iii)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date”

means:

(i)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(ii)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(iii)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

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“FATCA Deduction”

means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party”

means a Party that is entitled to receive payments free from any FATCA Deduction.

“Final Maturity Date Commercial Tranche”

means 3 December 2018.

“Final Maturity Date Export Credit Tranche”

means 28 November 2025.

“Finance Documents”

means this Agreement, any Security Document, the GIEK Guarantee, the Co-ordination Agreement, the Swap Agreement, any hedging agreement and any other document designated as such by the Agent (on behalf of the Lenders) and the Borrower.

“Finance Parties”

means the Agent and the Lenders, and Finance Party means any of them.

“Financial Indebtedness”

means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with NORGAAP or USGAAP (as relevant), be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

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(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account); and

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution.

“General Partner”

means KNOT Partners GP LLC, a limited liability company organized under the laws of the Marshall Islands and having its executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in KNOT Offshore Partners LP.

“GIEK”

means the Norwegian Guarantee Institute for Export Credits, (organisation no 974 760 908), Dronning Mauds gate 15, 0250 Oslo, Norway.

“GIEK Co-ordination Agreement”

means the co-ordination agreement to be entered into between the Lenders accepted by GIEK and the Borrower in relation to the Facility, the GIEK Guarantee and the Security Documents providing, inter alia, for certain procedures and mechanism coming into effect upon the occurrence of a Default under this Agreement.

“GIEK Guarantee”

means (i) the guarantee issued or to be issued by GIEK in favour of the Export Credit Lender securing the repayment of Export Credit Tranche and other sums due and payable to the Export Credit Lender under this Agreement and (ii) the General Conditions Buyer Credit Guarantee (December 2006 version) from GIEK.

“Guarantees”

means the irrevocable and unconditional on-demand guarantees issued or to be issued by the each of the Guarantors, as security for the Borrower’s obligations under this Agreement and the Swap Agreement.

“Guarantors”

means KNOT Offshore Partners LP and KNOT Shuttle Tankers AS.

“Holding Company”

means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Instalment Repayment Dates”

means the dates determined in accordance with Clause 6 (Repayment).

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“Insurances”

means, in relation to the Vessel, all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Payment Date”

means the last Business Day of each Interest Period.

“Interest Period”

means each period determined in accordance with Clause 9.

“ISM Code”

means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

“ISPS Code”

means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“ISSC”

means an International Ship Security Certificate issued by the Classification Society confirming that the Vessel is in compliance with the ISPS Code.

“Junior Agreement”

means an agreement in respect of the Junior Facility entered into between the Borrower, Nordea Bank Norge ASA and DNB Bank ASA as lenders being in the amount of USD 3,500,000.- at the Effective Date.

“KNOP Facility Agreement”

means the USD 240,000,000 term loan facility agreement entered into or to be entered into between i.a. KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS and Knutsen Shuttle Tankers 13 AS as borrowers, the Guarantors as guarantors and the financial institutions listed in schedule 1 thereto as original lenders and Nordea Bank Norge ASA as agent.

“KNOP Group”

means KNOT Offshore Partners LP and its Subsidiaries and any company which after the date of this Agreement by acquisition, merger or otherwise becomes a Subsidiary.

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“KNOT Group”

means the Sponsor and its Subsidiaries and any company which after the date of this Agreement by acquisition, merger or otherwise becomes a Subsidiary.

“Lenders”

means the Commercial Lenders and the Export Credit Lender.

“LIBOR”

means for any Interest Period

(a)	the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the Reuters screen, LIBO 01, published or reported by Reuters through its monitor service or any equivalent successor to such service at or about 11:00 a.m. (London time) on the applicable Quotation Date, and if such rate is below zero, LIBOR will be deemed to be zero, or

(b)	if no such rate is available, the rate per annum at which the Agent in accordance with its normal practise is able to acquire USD for comparable borrowings for the relevant Interest Period in the London Interbank Euro-currency Market at about 11:00 a.m. (London time) on the applicable Quotation Date, as conclusively certified by the Agent to the Borrower, and if such rate is below zero, LIBOR will be deemed to be zero.

“Limited Partnership Agreement”

means the partnership agreement dated 15 April 2013 in respect of the limited partnership KNOT Offshore Partners LP.

“Loan”

means a loan made or to be made under this Agreement or the principal amount outstanding for the time being for that Loan.

“Management Agreements”

means the Commercial Management Agreement and the Technical Management Agreement.

“Managers”

means the Commercial Manager and the Technical Manager.

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“Manager’s Subordination Letter”

means a letter from the Managers to the Agent in a form and substance required by the Lenders in which the Managers agree, inter alia, to subordinate all claims against the Borrower to the Borrower’s obligation to repay the Loan and any other amount owing to the Lenders under this Agreement.

“Margin”

means two point twenty-five per cent. (2.25%) per annum.

“Market Value”

means with respect to the Vessel, the fair market value of the Vessel in USD determined by calculating the arithmetic mean of two independent valuations of the Vessel obtained from two Approved Shipbrokers. Such valuations to be made – on charter free basis—with or without physical inspection of the Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller. If the two valuations differ by a margin of over 10%, then a third Approved Shipbroker shall provide a valuation and the fair market value shall be the authentic mean of the three valuations. All valuations shall be at the Borrower’s cost.

“Material Adverse Effect”

means, in the reasonable opinion of any of the Lenders, a material adverse effect on:

(a)	the financial condition, property assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of any of the Obligors or the KNOP Group (on a consolidated basis); or

(b)	the ability of any Obligor to perform and comply with its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of the Finance Documents; or

(d)	the rights or remedies of the Lenders under the Finance Documents.

“Mortgage”

a first priority UK ship mortgage over the Vessel in the amount of USD 115,000,000.- executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks), substantially in the terms and form as the Agent on behalf of the Finance Parties may require.

“NORGAAP”

means the Norwegian accounting requirements, practices and regulations as set out in the Norwegian Accounting Act of 17 July 1998 no. 56, and as recommended by the guidelines and standards from time to time issued by Norsk Regnskapsstiftelse.

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“Obligors”

means the Borrower and the Guarantors.

“Operating Accounts”

means any operating account of the Borrower with the Agent hereunder but not limited to which the Earnings shall be paid from time to time.

“Original Financial Statements”

means in relation to the Obligors, the audited consolidated financial statements for the financial year ended 31 December 2014.

“Outstanding Indebtedness”

means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Party”

means a party to this Agreement.

“Pledge of Accounts”

means a first priority pledge of the Operating Accounts entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks), in the terms and form as the Agent may require.

“Quotation Day”

means two (2) Business Days before the first day of any period for which an interest rate is to be determined.

“Relevant Period”

means each period of twelve (12) months ending on or about the last day of the financial year of the relevant Obligor and each period of twelve (12) months ending on or about the last day of each financial quarter of the relevant Obligor.

“Relevant Person”

means:

(i)	the Obligors and each of their Subsidiaries; and

(ii)	each of their directors, officers and employees.

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“Renewal Notice”

means a request made by the Borrower for renewal of the Loans under the Commercial Tranche, substantially in the form set out in Schedule 4 (Form of Renewal Notice).

“Repayment Date”

means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment).

“Restricted Party”

means a person that is:

(i)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(ii)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(iii)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (i) and/or (to the extent relevant under Sanctions) (ii) above.

“Sanctions”

means any applicable (to any Relevant Person and/or a Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority”

means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United States of America, and any authority acting on behalf of any of them in connection with Sanctions.

“Sanctions List”

means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time.

“Security”

means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents”

means each of the documents listed in Clause 16 (Security Documents) and any other document agreement agreed between the Parties to be a Security Document.

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“Security Interest”

means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period”

means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrower does not have any future or contingent liability under any provision of this Agreement or the other Finance Documents; and

(d)	the Agent and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

“Shares”

means all the shares in the Borrower.

“Share Pledge”

means a first priority share pledge in the Shares, executed or to be executed by KNOT Shuttle Tankers AS in favour of the Agent (on behalf of the Finance Parties and the Swap Banks) as security for the Finance Documents and the Swap Agreements in the terms and form as the Agent may require.

“SMC”

means a valid safety management certificate issued for the Vessel pursuant to paragraph 13.7 of the ISM Code.

“SMS”

means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

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“Sponsor”

means Knutsen NYK Offshore Tankers AS (organisation no 995 221 713), P.O. Box 2017, 5504 Haugesund, Norway.

“Subordinated Loan”

means any loan made by a member of the KNOP Group to the Borrower which is subordinated to the rights of the Finance Parties under the Finance Documents on terms acceptable to the Lenders.

“Subsidiary”

means a subsidiary (No. datterselskap) within the meaning of Section 1-3 of the Companies Act.

“Swap Agreement”

means any interest rate swap, currency and/or derivatives contract agreement (including any bunkers derivatives) or agreements made or to be made between the Borrower and any of the Swap Banks.

“Tax”

means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Manager”

means KNOT Management AS (organisation no 996 124 916832), P.O. Box 2017, 5504 Haugesund, Norway or a Subsidiary of the Sponsor.

“Technical Management Agreement”

means the technical management agreement made between the Technical Manager and the Borrower.

“Total Commitments”

means the aggregate of the Commitments, being originally USD 90,000,000, and USD 77,500,000.- at the Effective Date.

“Total Loss”

means, in relation to the Vessel:

the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel as defined under the Nordic Marine Insurance Plan of 2013 (as amended from time to time);

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“Total Loss Date”

means:

(a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of; or

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction Documents”

means this Agreement, the Security Documents, the Management Agreements, the Managers’ Subordination Letter, the Swap Agreements, the Charterparty, the Co-ordination Agreement, the GIEK Co-ordination Agreement and the agreements or documents contemplated herein or therein.

“Unpaid Sum”

means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USGAAP”

means accounting principles generally accepted in the United States of America.

“USD”

means United States Dollars, being the lawful currency of the United States of America.

“VAT”

means value added tax as provided for in the Value Added Tax Act 2009 (No. merverdiavgiftsloven) (as amended) and any other tax of a similar nature.

“Vessel”

means the DP2 suezmax shuttle tanker of dwt 112,000 named “Ingrid Knutsen” and registered in the name of the Borrower in an Approved Ship Registry.

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1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Finance Party”, the “Lenders”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Oslo time unless specified otherwise.

(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders will continue to make available to the Borrower a term loan facility up to an aggregate principal amount not exceeding the Total Commitments.

2.2	Finance Parties’ obligations

The obligations of each Lender under this Agreement are several and neither the Agent nor any Lender shall be responsible for the obligations of any other Lender under this Agreement and the failure of any Lender to perform its obligations shall not relieve the other Lenders of any of their respective obligations or liabilities under this Agreement.

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3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the long term part-financing of the Vessel.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF DRAWDOWN

4.1	Initial conditions precedent

Intentionally left blank.

4.2	Further conditions precedent

Intentionally left blank.

4.3	Waiver of conditions precedent

Intentionally left blank.

5.	DRAWDOWN

5.1	Delivery of the Drawdown Request

Intentionally left blank.

5.2	Participation

Intentionally left blank.

6.	REPAYMENT

6.1	Repayment of Commercial Tranche

(a)	Without prejudice to the Lenders’ rights under this Agreement, the Commercial Tranche shall be repaid by 6 semi-annual equal consecutive instalments each in the amount of USD 658,000.-, the first falling due 6 months after Effective Date and by one final instalment (balloon) in the amount of USD 18,427,000.-.

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(b)	Any Outstanding Indebtedness related to Commercial Tranche is due and payable on the Final Maturity Date Commercial Tranche.

(c)	The Borrower may not re-borrow any part of the Commercial Tranche which is repaid.

6.2	Repayment of Export Credit Tranche

(a)	Without prejudice to the Lenders’ rights under this Agreement, the Export Credit Tranche shall be repaid by 24 semi-annual equal instalments each in the amount of USD 2,625,000.-, the first falling due 6 months after 2 December 2013 and on each date falling at consecutive semi-annual intervals thereafter.

(b)	Any Outstanding Indebtedness related to Export Credit Tranche is due and payable on the Final Maturity Date Export Credit Tranche.

(c)	The Borrower may not reborrow any part of the Export Credit Tranche which is repaid.

6.3	Non-refinancing of the Commercial Tranche

In the event that the Commercial Tranche is not refinanced within five Business Days prior to the Final Maturity Date Commercial Tranche, the Export Credit Tranche becomes due and payable at the Final Maturity Date Commercial Tranche.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment

The Borrower may, by giving not less than ten (10) Business Days’ prior written notice to the Agent prepay the whole or any part of the Facility (but, if in part, in an amount being a minimum of USD 5,000,000 and integral multiples thereof in each case, or in such other amounts as the Agent may from time to time agree).

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7.3	Voluntary cancellation

The Borrower may, by giving not less than ten (10) Business Days’ prior written notice to the Agent, cancel the whole or any part of the Facility in minimum amounts of USD 5,000,000, or in such other amounts as the Agent may from time to time agree.

7.4	Mandatory prepayment due to a sale, Total Loss or termination of the Charterparty

Upon;

(a)	termination of the Charterparty; or

(b)	a sale of the Vessel (after the Lenders’ written consent); or

(c)	a Total Loss,

then all amounts outstanding on this Agreement shall be due and payable and be immediately repaid in full. Any amounts not drawn shall be cancelled.

7.5	Mandatory prepayment due to change of ownership

If either;

(i)	KNOT Offshore Partners LP does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrowers;

(ii)	KNOT Offshore Partners LP does not own or is not able to vote for (directly or indirectly) all of the shares in KNOT Shuttle Tankers AS;

(iii)	the Sponsor does not own or is not able to vote for (directly or indirectly) all of the shares in General Partner;

(iv)	the Sponsor does not own at least 25% of all the units in KNOT Offshore Partners LP (capital and voting rights to be subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the limited partnership agreement entered into in relation to KNOT Offshore Partners LP);

(v)	TS Shipping Invest AS (or a 100 % owned subsidiary of TS Shipping Invest AS) and NYK Logistics Holding (Europe) B.V. (or another 100 % owned subsidiary of Nippon Yusen Kabushiki Kaisha) ceases to own in aggregate 51 % of the shares in the Sponsor;

(vi)	Mr Trygve Seglem and his immediate family ceases to beneficially own less than 100 % of the shares in TS Shipping Invest AS;

(vii)	Nippon Yusen Kabushiki Kaisha ceases to beneficially own (directly or indirectly) less than 100 % of the shares in NYK Logistics Holding (Europe) B.V.;

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(viii)	any person or group of persons acting in concert (other than the Sponsor and/or any of its wholly owned Subsidiaries) acquires, legally or beneficially, and either directly or indirectly, more than 33.33 per cent. of the capital or voting rights in KNOT Offshore Partners LP, then all amounts outstanding on this Agreement shall be due and payable and be immediately repaid in full. Any amounts not drawn shall be cancelled.

7.6	Mandatory prepayments - cessation of GIEK Guarantee

If, for any reason whatsoever, the GIEK Guarantee ceases to be legally valid and binding or have full force and effect, and is not replaced with a for the Export Credit Lender satisfactory bank guarantee, the Lenders may cancel their Commitments and declare the outstanding amounts under the Commercial Tranche and Export Credit Tranche, together with all accrued interest, fees, costs and expenses immediately due and payable.

7.7	Terms and conditions of prepayment (both voluntary and mandatory)

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayment and/or cancellation made under Clause 7 shall be applied pro rata against the Loans under the Commercial Tranche and Export Credit Tranche and against the remaining instalments thereof (including the balloon) in the inverse order of maturity.

(d)	The Borrower may not re-borrow any part of a Loan which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(h)	If all or part of a Loan is repaid or prepaid, an amount of the Commitments in respect of the Facility equal to the amount of the Loan which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders ratably under the Facility.

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8.	INTEREST

8.1	Interest rate - Commercial Tranche

The rate of interest on the Commercial Tranche for each Interest Period is the rate per annum determined by the Agent to be the aggregate of the Margin and LIBOR.

8.2	Interest rate - Export Credit Tranche

The rate of interest on the Export Credit Tranche for each Interest Period is the CIRR Interest Rate of 2.50 % per annum fixed for the entire duration of Export Credit Tranche (the “CIRR Interest Rate Period”).

8.3	Due dates

Accrued interest on the Loans outstanding at the beginning of the relevant Interest Period is payable by the Borrower on each Interest Payment Date.

8.4	Default interest - Commercial Tranche

In the event of the Borrower not making payment of any amounts due under the Commercial Tranche on the due date thereof, the Borrower shall pay interest on such amounts from the due date up to the date of actual payment at a rate to be determined by the Agent to be the aggregate sum of 2 percentage points per annum and the Margin plus documented costs the Commercial Lenders will incur in financing such sums for such periods as the Commercial Lenders shall determine. If any Event of Default has occurred and is continuing under the Agreement and notice thereon has been sent from the Agent to the Borrower, all outstanding amounts shall be deemed overdue and default interest (as specified above) will be calculated and is payable forthwith upon demand from the Agent.

8.5	Default Interest – Export Credit Tranche

In the event, for any reason, the Borrower fails to pay any amount payable by it under any Financing Document in respect of the Export Credit Tranche on its due date, the Borrower shall pay interest on any such overdue amount at the rate of the higher of (i) the CIRR Interest Rate plus 2 percentage points per annum or (ii) 6 months LIBOR plus 2 percentage points per annum from the due date to the actual date of payment.

Default interest (if unpaid) arising on an overdue amount will be compounded monthly with the overdue amount at the end of each monthly period applicable to that overdue amount but will remain immediately due and payable. Interest on delayed payments shall be calculated on the basis of actual days elapsed and a year of three hundred and sixty (360) days and shall be paid together with the overdue amount or upon the Agent’s written demand.

8.6	Default interest - GIEK

In the event if the Borrower fails to pay the fees, costs or commission to GIEK on the due date thereof, the Borrower shall pay interest on such amount according to the Act relating to Interest on Overdue Payments.

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8.7	Notification

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.8	Effective Interest Rate

It is not possible to calculate the effective interest rate on this Agreement in advance. The Lenders are nevertheless, according to the Finance Contracts Act (Finansavtaleloven) obliged to give a representative example. LIBOR for six months was at 29 May 2012 0.736 % per annum. Provided unaltered LIBOR and the Margin for the duration of the Commercial Tranche, the effective interest rate for the Commercial Tranche will be approx.4.644 % per annum. In respect of the Export Credit Tranche the effective interest will be 4.038 % per annum.

9.	INTEREST PERIODS

9.1	Duration-Export Credit Tranche

Each Interest Period for Loans under the Export Credit Tranche shall have a duration of six—6—months.

9.2	Duration and selection-Commercial Tranche

(a)	The Borrower shall, by serving the Renewal Notice to the Agent not later than 10:00 a.m. (London time) five Business Days before the beginning of each Interest Period, specify the duration of that Interest Period. The Renewal Notice shall constitute a representation and warranty to the effect that, on the date of that notice, the representations and warranties in Clause 18 remain true and correct and that no Default has occurred and is continuing or is threatening.

(b)	Subject to the following provisions of this Clause 9 each Interest Period shall be for a period of three or six months, or such other period acceptable to the Commercial Lenders.

(c)	If the Borrower fails to select an Interest Period in accordance with paragraph (a) above, that Interest Period will, subject to the other provisions of this Clause 9, be three (3) months.

9.3	Non-Business Days

If an Interest Period would end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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9.4	No overrunning

If an Interest Period for the Loan at any time would otherwise overrun a Repayment Date, it shall be shortened so that it ends on the Repayment Date for a portion of the Loan corresponding to the amount of the Loan to be repaid on that Repayment Date.

9.5	Notification

The Agent shall notify the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loans for the Interest Period shall be the rate per annum, which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about 11.00 a.m. London time on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in the Loan in aggregate exceed 50 per cent of the Commercial Tranche) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

(c)	The Agent will notify the Borrower as soon as reasonably possible after becoming aware of a Market Disruption Event.

10.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest for the Commercial Tranche.

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(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the relevant Lender and the Borrower, be binding on all parties.

10.3	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on an other than agreed day or in other than agreed amounts for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any CIRR Interest Period or any Interest Period in which they accrue.

11.	FEES

11.1	Arrangement fee - the Commercial Tranche

Intentionally left blank.

11.2	Flat fee - the GIEK Guarantee

Intentionally left blank.

11.3	Agency Fee

The Borrower shall pay to the Agent a non refundable yearly agency fee of USD 25,000.-, payable to the Agent upon the first drawdown date of the Facility and on each anniversary thereafter during the Security Period.

11.4	Commitment fee - Commercial Tranches

Intentionally left blank.

11.5	Commitment fee - GIEK Guarantee

Intentionally left blank.

11.6	Guarantee commission

The Borrower shall pay to the Agent (for distribution to GIEK) a guarantee commission of 1,35 % per annum of the outstanding amounts under the GIEK Guarantee, payable six months after the relevant drawdown date for the Export Credit Tranche and thereafter semi-annually in arrears.

11.7	Structuring fee - Mandated Lead Arrangers

Intentionally left blank.

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12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed on the Borrower unless the Borrower is compelled by law to make payment subject to any such Taxes. In that event the Borrower shall (i) pay to the Agent (on behalf of the Lenders) such additional amounts as may be necessary to ensure that the Lenders receive a net amount equal to that which they would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Agent (on behalf of the Lenders) within ten (10) Business Days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

12.2	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.3	Value added tax

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party). Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.4	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

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(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent., until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.5	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

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(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for under any other provision of this Agreement, other than any provision for the payment of interest, instalments, reductions or fees hereunder (or would have been compensated for under any such provision but was not so compensated solely because any of the exclusions in any such provision applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

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14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	the Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss, or liability for Break Cost incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, its participation in the Facility requested by the Borrower in the drawdown request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Facility (or part of the Loan Facilities) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

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(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent for distribution to the Finance Parties and GIEK the amount of all costs and expenses (including but not limited to travelling expenses, legal fees and administration fees) reasonably incurred by any of them in connection with:

(a)	any environmental or other due diligence investigations or assessments undertaken by any of the Agent and/or the Lenders in connection with the transactions contemplated by this Agreement and the Security Documents;

(b)	the negotiation, preparation, printing, execution of this Agreement, the Security Documents and any other documents referred to in this Agreement; and

(c)	the negotiation, preparation, printing, execution of any other Finance Documents executed after the date of this Agreement.

15.2	Amendment and enforcement costs

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party and GIEK for the amount of all costs and expenses (including but not limited to legal fees and administration fees) reasonably incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents, in each case irrespective of whether actual enforcement steps are taken by any secured party under any of the Finance Documents.

For the avoidance of doubt, costs payable by the Borrower under Clause 15.1 (Transaction expenses) and this Clause 15.2 remain payable whether or not any portion of the Facility is ever advanced.

16.	SECURITY

16.1	The Facilities

(a)	The obligations and liabilities of the Obligors under this Agreement and the other Finance Documents, including without limitation any derived liability whatsoever of the Borrower towards the Finance Parties in connection therewith, shall be secured by:

(i)	the Mortgage;

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(ii)	the Assignment of Insurances;

(iii)	the Charterparty Assignment;

(iv)	the Factoring Agreement;

(v)	the Share Pledge;

(vi)	the Pledge of Account, and

(vii)	the Guarantees.

16.2	Export Credit Tranche

In addition to the Security Documents listed in Clause 16.1 above, the Borrower’s obligations in respect of Export Credit Tranche shall additionally be secured by the GIEK Guarantee.

16.3	Perfection

The Borrower undertakes that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonably require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

16.4	Pari Passu

The Security Documents set out in Clause 16.1 shall secure the Lenders on a pari passu basis in relation to their proportionate share of the Loans.

16.5	Set-off

(a)	A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	The Borrower hereby agrees and accepts that this Clause 16.5 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law, that Section 29 of the FA Act shall not apply to this Agreement.

16.6	Junior Agreement

Intentionally left blank.

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16.7	Swap Agreement

If the Borrower enters into any Swap Agreement with a Swap Bank, the Borrower’s obligations under such Swap Agreement shall be secured by the Security Documents listed in 16.1 above.

Each Swap Bank hereby declares and agrees that:

(i)	its rights under the Security Documents in relation to any Swap Agreements shall always be subordinated to and rank in priority behind the rights of the Finance Parties; and

(ii)	it shall not take any action to enforce any of its rights under any Security Document unless and until all monies outstanding to the other Finance Parties have been fully and irrevocably paid and discharged in full and no Commitment is longer in force.

17.	GIEK GUARANTEE

17.1	Claims under the GIEK Guarantee

(a)	The Borrower irrevocably and unconditionally authorises GIEK to pay any claim made or purported to be made under the GIEK Guarantee and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent (for further distribution to GIEK) an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that GIEK:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

17.2	Subrogation

(a)	GIEK shall when all or a part of the amounts have been irrevocably and unconditionally paid under the GIEK Guarantee, automatically without any notice or formalities of any kind, have the right of subrogation, corresponding to the amounts paid under the GIEK Guarantee, into the rights of the Export Credit Lender under the Finance Documents. The Borrower waives any right to dispute or delay a subrogation of the rights of the Export Credit Lender under this Agreement to GIEK, and the Borrower undertakes to sign and execute any document reasonably required by GIEK in connection with a subrogation as aforesaid.

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(b)	In the event that a subrogation right should occur and all of Export Credit Tranche and all amounts outstanding under this Agreement irrevocably and unconditionally have been paid to the Export Credit Lender, the Export Credit Lender shall assign its rights pursuant to the Finance Documents to GIEK (or whomsoever they choose to nominate), who shall become party to the Finance Documents and thereby replacing the Export Credit Lender in all respects, and any settlement in case of realization of the assets of the Borrower shall be made between GIEK and the Commercial Lenders (or whomsoever they choose to nominate) on a pari passu basis based on such parties’ proportionate shares subject always to Clause 29.5 (Partial Payments).

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to the Finance Parties on the date of this Agreement.

18.1	Status and ownership

(a)	The Borrower is a duly constituted and properly incorporated private company with limited liability under Norwegian law with a share capital of NOK 100,000.- wholly owned by KNOT Shuttle Tankers AS.

(b)	KNOT Shuttle Tankers AS is a duly constituted and properly incorporated company with limited liability under Norwegian law, owned 100% by KNOT Offshore Partners LP (directly or indirectly).

(c)	KNOT Offshore Partners LP is a limited partnership duly organized under Marshall Islands law, owned at least 25% by the Sponsor (directly or indirectly).

(d)	The General Partner is a limited liability company duly organized under Marshall Islands law, wholly-owned by the Sponsor.

(e)	The Sponsor is a duly constituted and properly incorporated company with limited liability under Norwegian law, owned 50 % by TS Shipping Invest AS and 50 % by NYK Logistics Holding (Europe) B.V.

(f)	NYK Logistics Holding (Europe) B.V. is wholly owned by Nippon Yusen Kabushiki Kaisha.

(g)	TS Shipping Invest AS is wholly owned by Mr Trygve Seglem and his immediate family.

18.2	Binding obligations

The Transaction Documents to which it is a party constitute legal, valid, binding and enforceable obligations, and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Transaction Documents enforceable against it, and in respect of the Vessel, for the Mortgage to constitute a valid and enforceable first priority mortgage over the Vessel.

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18.3	No conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any present law or regulation or judicial or official order (including Directive 1905/60/EC of the European Parliament and of the Council of the European Communities Union of 26 October 1905, implemented to combat money laundering);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

18.4	Power and authority

Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Authorisations

All authorisations, consents, licenses, approvals or exemptions of any governmental or regulatory authority, bureau or agency in Norway required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Transaction Documents and any other agreements and instruments required or contemplated hereunder have been delivered to the Lenders and the Agent are in full force and effect, and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement.

18.6	Payment of taxes

It has fully paid, when due, any and all taxes incurred to date in connection with the operation of its business, ownership or use of any of its assets, and conduct of its affairs on its premises, except for income and property taxes and assessments which are being contested in good faith and with due diligence, with adequate cash reserves in excess of the contested tax balances, in which case such balances will be paid before any tax liens ripen.

18.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the continuation of the Loan.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has a Material Adverse Effect or prevents the Obligors’ ability to comply with its obligations under the Finance Documents.

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18.8	No misleading information

(a)	Any factual information provided was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided being untrue or misleading.

18.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with NORGAAP or USGAAP (as relevant) consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 31 December 2014.

18.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it.

18.12	Environmental compliance

Each of the Obligors (and each of its affiliated companies) and the Managers have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with its ongoing operations.

18.13	Payment of taxes

It has fully paid, when due, any and all taxes incurred to date in connection with the operation of its business, ownership or use of any of its assets, and conduct of its affairs on its premises, except for income and property taxes and assessments which are being contested in good faith and with due diligence, with adequate cash reserves in excess of the contested tax balances, in which case such balances will be paid before any tax liens ripen.

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18.14	No winding up

No corporate action has been taken by it, nor have any steps been taken or legal proceedings been started or threatened against it (unless contested in good faith), for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator or liquidator of it or of any or all of its assets or revenues.

18.15	Environmental Claims

No Environmental Claim has been commenced or (to the best of the Obligor’s knowledge and belief) is threatened against any of the Obligors (or any of its affiliated companies) or any of the Managers.

18.16	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Obligors, each of their affiliated companies and the Managers have been complied with.

18.17	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognized and enforced in its relevant jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its Relevant Jurisdictions.

18.18	No money laundering

Each of the Obligors is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which each of the Obligors is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 1901/97 of the European Parliament and of 4 December 1901 amending Council Directive 91/308 and Directive 1905/60/EC), and each of the Obligors will comply with all applicable laws and regulations relating to corruption and bribery.

18.19	Laws and regulations

Each of the Obligors and parties acting on its behalf shall observe and abide with all applicable laws and regulations applicable to it, inter alia to bribery and corrupt practices and to SOLAS conventions, and it further confirms that it is aware of the Norwegian Penal Code §276 a – 276 c (“Straffeloven”) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalizes bribery in the public as well as the private sector.

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18.20	Sanctions

No Relevant Person is:

(i)	a Restricted Party;

(ii)	in breach of Sanctions; or

(iii)	to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

18.21	Repetition

The representations set out in this Clause 18 are made by each of the Obligors on the Effective Date and are deemed to be repeated by reference to the facts and circumstances then existing on the date of each Renewal Notice and on the first day of each Interest Period and in each Compliance Certificate forwarded to the Agent pursuant to Clause 19.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement and for so long as any amount is outstanding under the Finance Documents.

19.1	Financial statements

(a)	Each Obligor shall supply to the Agent in sufficient copies for all of the Lenders:

(i)	as soon as reasonably practicable after the same are available (and in any event no later than 150 days after each year-end) the audited unconsolidated and consolidated accounts of the Obligors for that financial year; and

(ii)	as soon as reasonably practicable after the same are available (and in any event no later than 90 days after each quarter) the unaudited unconsolidated and consolidated accounts of the Borrower and KNOT Offshore Partners LP, and

(iii)	as soon as practicable (but in any event prior to 31 January each year) budget, projections including profit and loss, balance sheet and cash flow forecasts including supporting schedules and calculations for the KNOP Group (on a consolidated basis).

(b)	The financial statements which shall be delivered to the Agent pursuant to sub-paragraphs (ii) and (iii) above shall have been prepared in accordance with the Accounting Principles or, if not, such financial statements shall be accompanied by a certificate setting out the adjustments to be made, and showing such adjustments as having been made, as are necessary to produce the amounts and totals in such accounts that would have been produced if the Accounting Principles had been applied.

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19.2	Compliance Certificate

The Obligors shall supply quarterly within 150 days after each year-end and 90 days after each 30 March, 30 June and 30 September to the Agent, together with each set of annual and quarterly financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate signed by CFO of the Obligors setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date at which those financial statements were drawn up.

19.3	Notification of litigations

The Obligors shall supply the Agent promptly upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against each of the Obligors and which might, if adversely determined, be reasonably expected to have a Material Adverse Effect, and further details of any such matters previously disclosed to the Agent, if the likelihood of an adverse determination has increased, as the Agent may reasonably request.

19.4	Notification of default

The Obligors shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.5	Financial information

The Obligors shall supply the Agent with such financial information as the Agent may reasonably request regarding the financial condition and operations or other information of the Obligors and which can be delivered without breach of confidentiality, including but not limited to, all documents dispatched by it to its shareholders or creditors generally at the same time as they are so dispatched. Further the Obligors shall supply the Agent with such other information regarding the financial condition, business and operations of any member of the KNOP Group as the Agent may reasonably request.

19.6	Know Your Customer Requirements

The Borrower must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably requested by the Agent to enable the Lenders to carry out and be satisfied with the results of all applicable know-your-customer requirements.

19.7	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Obligors, the Technical Manager or the Vessel; and

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(b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Obligors, the Technical Manager or the Vessel, where the claim would be reasonably likely, if determined against any of the Obligors or the Vessel, to have a Material Adverse Effect.

19.8	Report on Market Value

The Market Value shall be reported semi-annually within 20 Business Days after each half year end to the Agent (on behalf of the Finance Parties) based on semi-annual valuations obtained or at any other time after the occurrence of a Default at the request of the Agent (on behalf of the Finance Parties), for the cost of the Borrower.

20.	FINANCIAL COVENANTS

20.1	Definitions

For the purposes of the financial covenants set out herein, the following definitions shall apply:

“Book Equity”

means the book value of equity as determined in accordance with the Accounting Principles.

“Cash and Cash Equivalents”

means, at any time, the aggregate amount of:

(i)	cash in hand or on deposit with any bank or financial institution;

(ii)	2/3 of the available facility in respect of the revolving facility in the amount of up to USD 20,000,000.- under the KNOP Facility Agreement; and

(iii)	cash equivalents (as reported in accordance with NORGAAP or USGAAP (as relevant)),

to which any member of the KNOP Group is alone (or together with another member of the KNOP Group) beneficially entitled at that time and which is not issued or guaranteed by a member of the KNOP Group or subject to any security (other than Security arising under the Security Documents).

“Current Assets”

means the aggregate value of the KNOP Group’s (on a consolidated basis) or the Borrower’s (as the case may be) assets, which are treated as current assets in accordance with NORGAAP or USGAAP (as relevant).

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“Current Liabilities”

means the aggregate amount of the KNOP Group’s (on a consolidated basis) or the Borrower’s (as the case may be) liabilities, which are treated as current liabilities in accordance with NORGAAP or USGAAP (as relevant), but excluding instalments on long-term debt and Finance Leases which fall due during the next twelve months.

“EBITDA”

means, in respect of any Relevant Period, earnings before interest, taxation, depreciation and amortisation, not taking into account any exceptional or extraordinary items.

“Finance Charges”

means, for any Relevant Period, the aggregate amount of the accrued interest in respect of Borrowings paid or payable by any member of the KNOP Group (calculated on a consolidated basis) in cash in respect of that Relevant Period:

(i)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(ii)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the KNOP Group under any interest rate hedging arrangement; and

(iii)	excluding any capitalised interest in respect of any Subordinated Loan,

and so that no amount shall be added (or deducted) more than once.

“Finance Lease”

means any lease or hire purchase contract which would, in accordance with NORGAAP or USGAAP (as relevant), be treated as a finance or capital lease.

“Total Assets”

means the aggregate book value of those assets which, according to NORGAAP or USGAAP (as relevant), shall be included as assets in the balance sheet.

“Working Capital”

means, on any date, Current Assets less Current Liabilities. Next year’s instalment on long term debt and capital lease payments not to be included in current liabilities.

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20.2	Financial covenants

Free Liquidity

KNOT Offshore Partners LP (on a consolidated basis) shall at all times during the loan period have Cash and Cash Equivalents equal to or greater than USD 15,000,000:

(i)	plus an amount of USD 1,500,000 for each vessel owned by a member of the KNOP Group with no employment contract or an employment contract with less than twelve (12) months remaining tenor (excluding options), provided always that employment contracts entered into with the Sponsor or any of its Subsidiaries shall not count as employment contracts in relation to this paragraph (i); and

(ii)	plus an amount of USD 1,000,000 for each vessel owned by the members of the KNOP Group in excess of eight (8) vessels.

Working Capital

(a)	The Borrower shall at all times during the loan period maintain a positive Working Capital, and

(b)	KNOT Offshore Partners LP (on a consolidated basis) shall at all times during the loan period maintain a positive Working Capital.

Minimum Equity Ratio

KNOT Offshore Partners LP (on a consolidated basis) shall maintain a ratio of Book Equity to Total Assets of minimum 30 % at all times.

Interest cover ratio

KNOT Offshore Partners LP (on a consolidated basis) shall at any time maintain a ratio of EBITDA to Finance Charges for it (on a consolidated basis) in respect of any Relevant Period (starting with the Relevant Period ending 30 June 2015) of minimum 2.50:1.00.

Changes to the Financial Covenants

If any other loans, bonds or similar capital instruments have any stronger covenants on KNOT Offshore Partners LP, such covenants shall also be implemented in this Agreement.

20.3	Change of Accounting Principles

For the purpose of this Clause 20, all calculations shall be conducted in accordance with the Accounting Principles from time to time. If the Agent believes that the definitions and/or the financial covenants set out in this Clause 20 need to be amended as a result of any change of Accounting Principles, determination or requirement, the Borrower shall negotiate with the Agent acting on the instructions of the Lenders in good faith to amend the existing definitions and/or financial covenants so as to provide the Lenders with substantially the same protections as the definitions and/or financial covenants set out in this Clause 20 (but which are not materially more onerous for the Borrower).

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21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

21.1	Authorisations

The Obligors shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

(a)	The Obligors shall comply in all respects with all laws to which they may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)	The Obligors and parties acting on their behalf shall observe and abide with, (including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat (a) money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time) and (b) bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code §276 a - c (“Straffeloven”) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations.

21.3	Title

The Borrower will hold legal title to and own the entire beneficial interest in the Vessel, the Insurances, the Operating Accounts and its Earnings, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as set out in Clause 21.4 (Negative pledge).

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21.4	Negative pledge

(a)	Each Obligor shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation to enable it to perform its obligations hereunder.

(b)	Each Obligor shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation in respect of its ongoing operations of the Vessel.

(c)	Each Obligor shall at all times comply with all applicable competition laws and regulations relating to the Vessel, its ownership, operation and management or to its business.

(d)	No member of the KNOP Group shall create or permit to exist any security over any of the shares or other ownership interests in KNOT Offshore Partners UK LLC, KNOT Shuttle Tankers AS and the Borrower, save for the Share Pledge.

(e)	The Borrower shall not create or permit to subsist any security over the Vessel or any of its assets.

(f)	Paragraph e) above does not apply to:

(i)	any lien arising by operation of law, current crew wages and in the ordinary course of trading and securing obligations not more than 30 days overdue;

(ii)	any Security entered into pursuant to any Finance Document;

(iii)	Security disclosed in writing to the Agent (on behalf of the Lenders) prior to the date of this Agreement and consented to in writing by the Agent (acting upon instructions from the Lenders).

21.5	Bank accounts

(a)	The Borrower shall maintain all its bank accounts with the Agent.

(b)	The Borrower shall procure that all Earnings (hereunder payment of hire under the Charterparty) shall be paid to the Operating Accounts.

(c)	The Borrower shall procure that all its bank accounts in respect of the Vessel at any time are pledged to the Agent on behalf of the Lenders.

21.6	Change of business

(a)	The Obligor will procure that there shall be no change in the general nature of business of any of the Obligors from that carried out at the date of this Agreement and that there shall be no change in the agreed corporate structure of the Obligors or the KNOP Group.

(b)	None of the Obligors will change end of its fiscal year.

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21.7	Mergers etc

The Obligors shall not enter into any merger, amalgamation, consolidation with or into any other person or be the subject of reconstruction or restructuring or any de-merger, split-up, divest or similar actions without the prior written consent of the Lenders, save for merger of ship owning companies in the KNOP Group with the intention to simplify the KNOP Group structure and not having any negative effect on the Lenders.

21.8	Financial Indebtedness restrictions

(a)	The Borrower shall not incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness:

(i)	incurred under the Finance Documents;

(ii)	any shareholders loans or intra-group indebtedness, provided that these are fully subordinated to the Facility;

(iii)	normal trade credits in the ordinary course of business;

(iv)	incurred through any derivative transaction entered into in the ordinary course of business and only in connection with protection against or benefit from fluctuation in any rate or price; or

(v)	consented to in writing by the Lenders.

21.9	No change of name etc.

None of the Obligors will change its name or jurisdiction of incorporation without the prior written consent of the Lenders.

21.10	Taxation

The Obligors shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

21.11	Dividends

(a)	No Obligor shall (i) make, pay or declare any dividend, reduction of share capital or other distribution to its shareholders or any of them, (ii) service loans from shareholders comparable to equity or (iii) buy-back or otherwise redeem its own shares unless;

(i)	No Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution is made, or would result from the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution; and

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(ii)	the Borrower and KNOT Offshore Partners LP will be in compliance with the financial covenants set out in Chapter 20 following the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution.

21.12	Investments/aquisitions

(a)	The Borrower shall not make any new investments and/or acquisitions without the prior written consent of the Lenders.

(b)	The Borrower shall not establish any new Subsidiaries nor acquire any companies.

21.13	GIEK Guarantee

The Borrower shall, for as long as any amount is outstanding under this Agreement, procure that its obligations and liabilities hereunder in respect of the Export Credit Tranche are secured by the GIEK Guarantee satisfactory to the Export Credit Lender (in the Export Credit Lender’s sole discretion) and the Borrower shall at all times comply with the terms and conditions contained in the GIEK Guarantee, incorporated herein by reference as if said terms and conditions where set out in full in this Agreement.

21.14	Transactions with affiliates

The Borrower will ensure that all transactions and agreements with companies affiliated to the Borrower shall be on a commercial basis and done on an arms-length-basis.

21.15	Preservation of assets

The Borrower shall not sell or otherwise dispose of any assets or properties in case such sale could have a Material Adverse Effect on the Borrower`s ability to fulfill its obligations pursuant to any of the Finance Documents.

The Borrower shall not sell or otherwise dispose of any assets or properties which are subject to any Security pursuant to any of the Finance Documents.

21.16	Transfer – Borrower’s co-operation

The Borrower hereby undertakes to contribute and to co-operate with the Export Credit Lender to exercise its rights to assignment or transfer according to Clause 24.1 in such process as soon as the conditions for such assignment or transfer to the relevant entity or institution established or appointed by the Norwegian authorities are determined pursuant to the principles set out in the Norwegian Parliament’s decree Stortingsproposisjon no. 34 S and 42S (2011-2012) Export Financing.

21.17	Interest and currency hedging

The Borrower will ensure that the Swap Banks shall have the first right of refusal in relation to any interest hedging or other derivative products relating to the Vessel.

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21.18	Publications

The Lenders and/or GIEK shall (subject to the Borrower’s approval which shall not be unreasonably withheld) be entitled at its own expense, to publish information about its participation in and the arrangement of and in connection with this Agreement and for such purpose use the Borrower’s logo and trademark in connection with such publication.

21.19	Sanctions

(a)	No Obligor shall (and the Obligors shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(i)	is a breach of Sanctions; and/or

(ii)	causes (or will cause) a breach of Sanctions by any Finance Party.

(b)	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party

22.	VESSEL COVENANTS

The Borrower gives the undertakings set out in this Clause 22 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

22.1	Insurance

(a)	The Obligors shall procure that the Vessel is fully insured against such risks, including but not limited to, hull and machinery, hull interest, freight interest, war risks (including acts of terrorism, war risks P&I and piracy) and protection & indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), in such amounts as set out in paragraph b) below, and placed or entered with such reputable insurers, brokers or P&I clubs and on such terms and conditions as the Agent from time to time may approve.

(b)	The insurance value of the Vessel (hull and machinery (including hull and freight interest) and war risk), shall at all times be equal to or greater than its Market Value and one hundred and twenty per cent. (120%) of the aggregate outstanding Loans under the Facility from time to time, provided, however, that the hull and machinery insurance (excluding hull interest and freight interest) for the Vessel always shall cover at least eighty per cent. (80%) of the insured value of the Vessel.

(c)	The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

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(d)	Within reasonable time (and no later than 14 days) prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Vessel with insurance values as required by paragraph b), that such Insurances are in full force and effect and that the interests of the Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

(e)	The Agent will, for the account of the Borrower, take out mortgagee’s interest insurance and mortgagee’s interest insurance additional perils (pollution) relevant to the Vessel (in both cases covering one hundred and twenty per cent (120%) of the aggregate outstanding Loans under the Facility, and the Borrower shall reimburse to the Agent any and all sums paid as premium in respect of such insurance cover.

(f)	If any of the Insurances referred to in paragraph a) have been taken out on conditions other than the Nordic Marine Insurance Plan of 2013 (as amended from time to time) and/or form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other Insurances, nor cancel this insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Agent.

(g)	The Borrower will not make any material change to the Insurances described under paragraphs a) and b) above without the prior written consent of the Agent (on behalf of the Finance Parties).

(h)	The Borrower shall ensure that the Vessel is always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Agent may (at the Borrower’s expense) obtain a favourable insurance report by an independent broker acceptable to the Agent.

22.2	Compliance with laws, treaties and conventions

(a)	The Borrower shall comply with all Environmental Laws applicable to it or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to the Borrower and/or the Vessel.

(b)	The Borrower shall ensure that the Vessel shall at all times comply with and be operated in conformity with all other relevant laws and regulations (including, without limitation, competition laws and regulations), treaties and conventions from time to time applicable to the Vessel, its ownership, operation and management or to the business of the Borrower.

(c)

The Borrower shall, and shall procure that its respective Managers, agents, representatives and other parties acting on its behalf shall observe and abide with, (including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat (a) money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive

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2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time) and (b) bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code §276 a - c (“Straffeloven”) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations.

22.3	Classification and repairs

(a)	The Borrower shall keep or shall procure that the Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(i)	so as to maintain its class at the highest level for vessels of the same age and type with DNV GL AS or another IACS classification society approved by the Lenders, free of overdue material recommendations and adverse notations; and

(ii)	so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may operate from time to time.

(b)	The Borrower will not change class certification without the Lenders’ written consent.

22.4	Minimum Market Value

(a)	The Borrower shall ensure that the Market Value of the Vessel is at all times at least equal to 125 per cent. of the aggregate outstanding Loans under the Facility.

(b)	The Borrower shall, if the Market Value does not comply with the requirements set out in paragraph (a) above, within ten (10) Business Days from receipt of a written demand from the Agent (acting on the instructions of the Lenders) make prepayment on the Facility, such prepayment to be in accordance with Clause 7.7.

22.5	Restrictions on chartering etc.

The Borrower shall not, without the prior written consent of the Lenders:

(a)	let the Vessel on bareboat charter terms for any period to any party;

(b)	change the classification society of the Vessel; or

(c)	charter in any vessel to the Borrower.

22.6	Notification of certain events

The Borrower shall immediately notify the Agent of:

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(a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed USD 3,000,000.- (or the equivalent in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

(c)	any exercise or purported exercise of any arrest or lien on the Vessel, its Earnings or the Insurances;

(d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower, the Manager or otherwise in connection with the relevant Vessel.

22.7	Operation of the Vessel

The Borrower shall comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel, its ownership, operation and management or to the business of the Borrower and shall not employ the Vessel nor allow its employment:

(a)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(b)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war or piracy zone by any government or by the war risk insurers of the Vessel unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners operating vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 22.7, the Borrower shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

22.8	ISM Code compliance

The Borrower will:

(a)	procure that the Vessel remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessel;

(c)	procure that the Technical Manager maintains a valid and current DOC;

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(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the Technical Manager (or Company) of the Vessel; and

(e)	immediately notify the Agent in writing of any “accident” or “major non-conformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

22.9	Inspections and class records

(a)	The Borrower shall permit, and shall procure that any charterers permit one person appointed by the Agent to inspect the Vessel, for as long as no Event of Default has occurred, once a year for the account of the Borrower upon the Agent giving prior written notice, and following the occurrence of an Event of Default at any time at the Borrower’s cost, always provided that such inspection shall not interfere with the normal operation and trading of the Vessel, provided however that following a Default the Agent is entitled to do an inspection whether or not it interferes with the trading and operation of the Vessel.

(b)	The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessel.

22.10	Surveys

The Borrower shall submit to or cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.

22.11	Arrest

The Borrower shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Vessel, the Earnings or the Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel, the Earnings and the Insurances,

and forthwith upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or security or otherwise as the circumstances may require.

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22.12	Total Loss

In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be applied in prepayment of the Loan in accordance with Clause 7.4 (Mandatory prepayment—Total Loss or sale).

22.13	Flag, name and registry

(a)	The Vessel shall be registered in an Approved Ship Register, and

(b)	the Borrower shall not change flag or ship registry of the Vessel or allow the Vessel to be dual registered without the prior written consent of the Lenders, such consent not to be unreasonably withheld or delayed.

22.14	Management

(a)	The management of the Vessel shall be performed by the Managers.

(b)	No change in the management without consent of the Lenders.

22.15	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security Interest over the Vessel, any of its Insurances, any Earnings or any Operating Accounts.

(b)	Paragraph (a) above does not apply to Security Interest:

(i)	granted pursuant to the Finance Documents;

(ii)	disclosed in writing to the Lenders and approved by the Lenders prior to the entering into of this Agreement;

(iii)	arising by operation of law in the ordinary course of business securing obligations not more than thirty (30) days overdue, and not arising as a result of any default or omission on the part of an Obligor;

(iv)	arising under any retention of title or sales lien arrangements entered into in the ordinary course of business which are required by any supplier of any goods to an Obligor in the normal course of such supplier’s business;

(v)	arising by way of set off or other standard netting, cash management or account-zeroing arrangements in connection with an Obligor’s banking arrangements; or

(vi)	consented to in writing by the Lenders.

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22.16	Charterparty

The Borrower shall not make any amendment or supplement to, or waiver of the terms of, the Charterparty without the prior written consent of the Lenders.

22.17	Sale

The Borrower shall not agree to sell the Vessel without the prior written consent of the Lenders.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 23.1 to 23.22 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

23.1	Non-payment

Either of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

23.3	Breach of other obligations

An Obligor does not comply with any provision of a Finance Document (other than those referred to in Clause 23.1 (Non-payment) and Clause 20.2 (Financial covenants)), provided that if such non-compliance is, in the reasonable opinion of the Agent, capable of remedy:

(i)	the Agent notifies the Borrower of such non-compliance; and

(ii)	such non-compliance remains unremedied for a period exceeding ten (10) Business Days from the Borrower’s receipt of the Agent’s notice thereof.

For the avoidance of doubt, a breach of Clause 22.1 (Insurances) (other than delivery of evidence of renewals of Insurances which is provided no later than two (2) days prior to the expiry date of the relevant insurances), sanction undertakings and 21.14 (GIEK Guarantee) are not (at the discretion of the Lenders) capable of remedy.

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23.4	Misrepresentation

Any representation or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of it under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any financial indebtedness of any of the Obligors is not paid when due or within any originally applicable grace period.

(b)	Any financial indebtedness of any of the Obligors is declared to be or otherwise becomes due and payable prior to its stated maturity as a result of an event of default (however described).

(c)	Any commitment for any financial indebtedness of any of the Obligors is cancelled or suspended by a creditor of any of the Obligors or companies in the Group as a result of an event of default (however described).

(d)	Any creditor of any of the Obligors becomes entitled to declare any financial indebtedness of any of the Obligors due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of financial indebtedness or commitment for financial indebtedness falling within paragraphs (a) to (d) above is less than USD 8,000,000 (or its equivalent in any other currencies).

23.6	Insolvency

(a)	Any of the Obligors is, or for the purpose of applicable law is deemed to be, unable to pay its debts as they fall due or becomes insolvent or admits inability or intention not to pay its debts as they fall due.

(b)	Any of the Obligors suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors;

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(b)	a composition, compromise, assignment or arrangement with any creditor of any of the Obligors;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any of the Obligors or any of its respective assets; or

(d)	the enforcement of any Security over any assets of any of the Obligors,

or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of either of the Obligors, or a maritime or other lien, arrest, distress or similar charge is levied upon, or against the Vessel or the Earnings and is not discharged within fourteen (14) Business Days.

23.9	Cessation of business

An Obligor ceases or threatens to cease to carry on its business or an Obligor materially changes its business, whether by one or a series of transactions, without the prior written consent of the Lenders.

23.10	Unlawfulness

It is or becomes unlawful for of any of the Obligors to perform any of its obligations under the Finance Documents.

23.11	Repudiation

(a)	Any of the Obligors repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(b)	Any Finance Document ceases to exist, is or becomes contested, invalid, non-binding or unenforceable or is otherwise jeopardized in full or in part, including any insolvency proceedings or analogue procedure or step is taken towards any of the Obligors.

23.12	Permits

Any license, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents is revoked, terminated or modified having a Material Adverse Effect.

23.13	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against of either of the Obligors which might, if adversely determined, have a Material Adverse Effect.

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23.14	Material adverse change

Any other event occurs which in the opinion of any of the Lenders has or is reasonably likely to have a Material Adverse Effect.

23.15	Transaction Documents

Without the prior written consent of the Agent (on behalf of the Lenders) any of the Transaction Documents

(a)	is amended or terminated,

(b)	ceases in whole or part to be valid, binding and enforceable, or

(c)	any waivers are agreed thereunder.

23.16	Liens

A maritime or other lien (not being a lien for crew’s wages, salvage or a lien arising solely by operation of law and/or in the ordinary course of business), detention, arrest, distress or similar charge is levied upon, or against a Vessel, any of Insurances of a Vessel, any Earnings, any Operating Accounts, any shares in the Borrower or any other assets of an Obligor and is not discharged or contested in good faith within five (5) Business Days after the relevant Obligor became aware of the same.

23.17	Loss of property

Any part of the KNOP Group’s business or assets is destroyed, abandoned, ceased, appropriated or forfeited for any reason.

23.18	Change of ownership - the Charterer

There is a change in the ownership of the Charterer without the prior written consent of the Lenders.

23.19	Failure to comply with final judgement

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum due from it under any final judgement or final order.

23.20	Listing

KNOT Offshore Partners LP ceases to be listed on the New York Stock Exchange (NYSE).

23.21	General Partner

The General Partner ceases the right to appoint three (3) out of seven (7) board directors to the board of directors in KNOT Offshore Partners LP (or if there is a change in the number of directors, the corresponding numbers).

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23.22	Junior Loan

The Junior Loan is not repaid in full within three (3) Business Days after the Effective Date.

23.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Lenders, by notice to the Borrower:

(a)	cancel the Total Commitment whereupon it shall immediately be cancelled; and/or

(b)	declare that all Loans or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all Loans or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Lenders; and/or

(d)	without prejudice to any other rights of the Finance Parties hereunder, with or without notice to the Borrower, take such other action as is available to the Finance Parties (or any one of them) under any Finance Document.

24.	CHANGES TO THE EXPORT CREDIT LENDER

24.1	Assignments and transfers by the Export Credit Lender

(a)	The Export Credit Lender may, without the consent of the Obligors, the Agent, any Lender or the Swap Bank assign or transfer any of its rights and obligations under the Finance Documents to any entity or institution established or appointed by the Norwegian authorities for the purpose of the continuation of the Norwegian export finance arrangements, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

(b)	An assignment or transfer will be effective upon all Parties upon service of the Notice of Transfer of the Export Credit Tranche as set out in Schedule 5 A (Form of Notice of Transfer of the Export Credit Tranche).

25.	CHANGES TO THE COMMERCIAL LENDERS

25.1	Transfers by the Commercial Lenders

Subject to this Clause 25.1, a Commercial Lender (the “Existing Commercial Lender”) may:

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(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Commercial Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Commercial Lender unless an Event of Default has occurred and is continuing or the assignment or transfer is to another Commercial Lender, an Affiliate of a Commercial Lender or to the Norwegian Government or any central bank or federal reserve.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Commercial Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment or transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for assignment or transfer) is complied with.

(d)	If:

(i)	a Commercial Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Commercial Lender or Commercial Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Commercial Lender or Commercial Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Commercial Lender or Commercial Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(e)	Each New Commercial Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Commercial Lender or Commercial Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Commercial Lender would have been had it remained a Commercial Lender.

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25.3	Limitation of responsibility of Existing Commercial Lenders

(a)	Unless expressly agreed to the contrary, an Existing Commercial Lender makes no representation or warranty and assumes no responsibility to a New Commercial Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Commercial Lender confirms to the Existing Commercial Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Commercial Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Commercial Lender to:

(i)	accept a re-transfer from a New Commercial Lender of any of the rights and obligations transferred under this Clause 25;

(ii)	support any losses directly or indirectly incurred by the New Commercial Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for assignment or transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of transfer) an assignment or transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Commercial Lender and the New Commercial Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Commercial Lender and the New Commercial Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

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(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Commercial Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Commercial Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Commercial Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Commercial Lender have assumed and/or acquired the same in place of that Obligor and the Existing Commercial Lender;

(iii)	the Agent, the Arrangers, the New Commercial Lender and other Commercial Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Commercial Lender been an Original Commercial Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment or transfer and to that extent the Agent, the Arrangers and the Existing Commercial Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Commercial Lender shall become a Party as a “Commercial Lender”.

26.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.	ROLE OF THE AGENT

27.1	Appointment and duties of the Agent

Each of the Finance Parties authorizes the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to it by the terms of this Agreement together with all such powers as are reasonably incidental thereto. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and handling loans and guarantee facilities for its own account. Any reference to the Agent in the Finance Documents shall be understood as the Agent on behalf of the Finance Parties unless otherwise specifically stated. Notwithstanding anything to the contrary, the Agent shall always follow the instructions from the Finance Parties.

In relation to the Security Documents, the Finance Parties and the Swap Banks hereby irrevocably:

(a)	appoints the Agent to act as its agent and security trustee under and in connection with the Security Documents;

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(b)	authorises the Agent on its behalf to sign, execute and enforce the Security Documents;

(c)	authorises the Agent on its behalf to perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under or in connection with the Security Documents, together with any other incidental rights, powers, authorities and discretions;

or to a nominee who shall be approved by the Finance Parties. The Agent shall act as security agent for and behalf of the Finance Parties, provided however that in relation to the Security Documents the Agent shall receive instructions from the Finance Parties only.

27.2	Relationship

The relationship between the Agent and the Finance Parties is that of agent and principal only, and nothing herein shall be construed so as to constitute the Agent as a trustee for the Finance Parties or impose on any of them any duties or obligations other than those for which express provision is made in this Agreement.

27.3	Information

The Agent will promptly advise the Finance Parties of each notice received by it from the Borrower hereunder. The Agent shall not be under any obligation towards the Finance Parties to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof, other than a failure to make payment of sums due.

27.4	Default

The Agent shall not (with the exception of the Borrower’s failure to pay sums due) be deemed to have knowledge of the occurrence of any Event of Default unless the Agent has received notice thereof from the Borrower or any of the Finance Parties. In the event the Agent receives such notice, the Agent shall promptly give notice thereof to the Finance Parties. The Agent shall take such action with respect to such Event of Default as may be directed by the Finance Parties provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action or refrain from taking such action, with respect to such Event of Default as the Agent shall in its absolute discretion deem advisable in the best interest of the Finance Parties, provided always that the Agent shall advise the Finance Parties of such action and shall consult with them as soon as possible thereafter in order to determine future action.

27.5	Rely on communication

In performing its duties and exercising its powers hereunder, the Agent shall be entitled to rely on any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed.

27.6	Responsibility of the Agent

The Agent takes no responsibility for the truth of any covenants, representations or undertakings given or made herein or for the validity, effectiveness, adequacy, legality or enforceability of this Agreement or any of the Security Documents. Neither the Agent nor any of its directors, officers, employees or attorneys-in-fact shall be responsible for any action taken or omitted to be taken by it or them under or in connection herewith, except for its or their own gross negligence or willful misconduct.

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27.7	Exclusion of liability

In respect of the Original Export Credit Lender, the Agent will not be liable for any action taken by it under or in connection with the Agreement or the Security Documents, unless directly caused by negligence.

27.8	Responsibility of the Lender

Each Finance Party shall be responsible for making its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuance of the Facility and has made its own appraisal of the creditworthiness of the Borrower.

27.9	Set-off

If any of the Finance Parties at any time receives or recovers by set-off or otherwise any sum which it is obliged (or being so entitled has elected) to apply towards payment of any amount due to it hereunder (otherwise than amounts specifically payable to the Finance Parties under the terms of this Agreement) then one of the Finance Parties shall be obliged to offer to the other party through the Agent such payment by way of adjustment as may be necessary to ensure that at all times each Finance Party receives the portion of principal, interest, fees and commissions due to it under this Agreement, however, that such offer shall be conditional upon the Finance Party who may accept such offer (the “Accepting Finance Party”) agreeing to indemnify the other Finance Party making such offer (the “Offering Finance Party”) on terms reasonably acceptable to the Offering Finance Party against any loss (other than the loss suffered by such payment by way of adjustment) which the Offering Finance Party may subsequently suffer by reason of having made such payment by way of adjustment to such Accepting Finance Party.

27.10	Distribution of payments

The Agent shall pay with funds having same day value as the funds received to the order of the Finance Parties each such party’s proportionate share of every sum of money received by the Agent pursuant to the Agreement or the Security Documents (with the exception of any amounts, which by the terms of the Agreement or the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of any of the Finance Parties) and until so paid such amount shall be held by the Agent on trust absolutely for the relevant party.

27.11	Reimbursement of cost

Each of the Finance Parties shall ratably in accordance with its respective participation in the Loan Facility or the relevant Guarantee (as the case may be), indemnify and hold the Agent harmless against any and all costs, claims, expenses (including legal fees), loss or liability, which the Agent may suffer or incur by reason of any action taken or omitted by it as the Agent hereunder to the extent that the Agent shall not have been reimbursed therefore by the Borrower, unless and to the extent such loss or liability is caused by the gross negligence (negligence in respect of the Lenders) or willful misconduct of the Agent.

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27.12	Resignation

The Agent may and shall upon request from the Finance Parties and with the consent of the Borrower resign its appointment hereunder by giving written notice to that effect to each of the Finance Parties and to the Borrower, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this clause. If the Agent gives notice of its resignation, then any of the Finance Parties or any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by the Finance Parties during the period of such notice. If no such successor is so appointed then (A) the outgoing Agent shall be discharged from any further obligation under this Agreement but shall remain entitled to the benefit of the provisions of this clause and (B) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto. The change of Agent shall be at no cost to the Borrower.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to the Finance Parties

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

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28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(i)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(ii)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.6	Distribution of enforcement proceeds

All moneys from time to time received or recovered by the Agent in connection with the realisation and enforcement of all or any part of the Security Documents shall be held by the Agent on trust to apply them as soon as reasonably practicable and to the extent permitted by applicable law, in the following order of priority:

(a)	firstly, in or towards payment of costs and expenses incurred by the Agent and the other Finance Parties in connection with such realisation and enforcement; and

(b)	secondly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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29.	PAYMENT MECHANICS

29.1	Payments to the Agent

All payments by the Borrower under the Agreement shall, unless otherwise expressly stated, be made:

(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Finance Party for this purpose; and

(b)	for value on the due date at such times and in such funds as the Agent may specify to the Finance Party or Borrower concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to the Borrower) and Clause 29.4 (Clawback) be made available by the Agent with same day value to the Party entitled to receive payment in accordance with this Agreement (in the case of the Export Credit Lender, to the Export Credit Lender’s Account with reference to loan number 11294, and to another Party, for the account of its facility office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

29.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

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(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

The Borrower shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

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30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

31.	CONSENTS, AMENDMENTS AND WAIVERS

31.1	Required consents

(a)	Any term of the Finance Documents may be amended or waived only with the consent of the Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 31.

(c)	Where the Borrower requests any consent, amendment, waiver or grace period in respect of any provision of the Finance Documents which would conflict with any provision of the GIEK Guarantee or require consent from GIEK under the GIEK Guarantee, the Agent or the Export Credit Lender shall request GIEK for a response to such request and shall not be obliged to respond to the Borrower until it receives a response from GIEK acting in its complete discretion, however, so that it shall use its best reasonably endeavours to obtain such a response from GIEK and upon request from the Borrower seek to confirm the status of the process and when the response is scheduled. Until such consent is received from GIEK, no consent, amendment. waiver or grace period in respect of the Finance Documents will be effected.

31.2	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing.

No delay in exercising, or failure to exercise, any such right is a waiver of that right.

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32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, telefax or letter. Any such notice or communication addressed as provided in Clause 32.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received;

(c)	if by email, when receipt is confirmed by the relevant Party.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

32.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and:

(i)	of the Agent:

DNB Bank ASA

P.O. Box 7100 Sentrum

5020 Bergen

Norway

Attn:      Shipping, Offshore & Logistics

Fax:       +47 24 05 05 00

(ii)	of the Borrower:

Knutsen NYK Shuttle Tankers 16 AS

P.O. Box 2017

5504 Haugesund

Norway

Fax:       +47 52 70 40 40

Attn.:     CFO

Email:    kgd@knotgroup.com

(iii)	of the Guarantors:

KNOT OFFSHORE PARTNERS LP

Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro

Marshall Islands MH96960

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c/o

2 Queen’s Cross, Aberdeen

Aberdeenshire AB15 4YB

United Kingdom

Fax:       +44 [ ]

Attn.:     [ ]

Email:   [ ]

KNOT SHUTTLE TANKERS AS

P.O. Box 2017

5504 Haugesund

Norway

Fax:       +47 [ ]

Attn.:     [ ]

Email:   [ ]

(iv)	of the Export Credit Lender:

The Norwegian Government, represented by

the Norwegian Ministry of Trade, Industry and Fisheries

c/o Eksportkreditt Norge AS

Hieronymus Heyerdahls gate 1

0160 Oslo

Norway

Att:     Loan administration

Telefax no.: +47 [ ]

Email: [ ]

(v)	of the Commercial Lenders:

DNB Bank ASA

P.O. Box 7100 Sentrum

5020 Bergen

Norway

Attn:    Shipping, Offshore & Logistics

Fax:     +47 24 05 05 00

Nordea Bank Norge ASA

P.O. Box 1166 Sentrum

0107 Oslo

Norway

Attn:     [ ]

Fax:    +47 22 48 66 68

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

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32.3	Communication with the Borrower

All communication from or to the Borrower shall be sent through the Agent.

33.	MISCELLANEOUS

33.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

33.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.3	Disclosure of information and confidentiality

(a)	Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(i)	is publicised by a Party as required by applicable laws and regulations;

(ii)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(iii)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.

(b)	The Borrower agrees and accepts that GIEK may publish (on www.giek.no) key information about the financing transaction contemplated by this Agreement, including but not limited to the names and places of business of the Borrower, a description of the Vessel as well as the date and amount of the GIEK Guarantee.

33.4	Conflicting provisions

In case of conflict between this Agreement and the terms of any of the Security Documents, the terms and conditions of this Agreement shall prevail.

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34.	GOVERNING LAW AND JURISDICTION

34.1	Governing law

This Agreement shall be governed by Norwegian law.

34.2	Jurisdiction

(a)	Each Party agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each Party accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (No. Oslo tingrett).

(b)	Nothing in this Clause 34.2 shall limit the right of the Finance Parties to commence proceedings against the Borrower or any of the Vessel (whether in personam or in rem) in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

***

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SCHEDULE 1

LENDERS AND COMMITMENTS

Commitment at the Effective Date- Commercial Tranche all amounts in USD

Total Commitment
DNB Bank ASA	11,187,500.-
Nordea Bank Norge ASA	11,187,500.-
Total	22,375,000.-

Commitment at the Effective Date—Export Credit Tranche all amounts in USD

Total Commitment
The Norwegian Government represented by the Norwegian Ministry of Trade, Industry and Fisheries	55,125,000.-
Total	55,125,000.-

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

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SCHEDULE 3

FORM OF DRAWDOWN REQUEST

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SCHEDULE 4

FORM OF

RENEWAL NOTICE

To:	DNB Bank ASA as Agent

P.O. Box 7100 Sentrum N – 5020 Bergen - Norway Tel.: +47 Fax.: +47 24 05 05 00 Attn.: [ ] S.W.I.F.T. Code: [ ]

Date:          (        )

USD 77,500,000 FLOATING RATE LOAN AGREEMENT DATED 7 JUNE 2012 (AS AMENDED) (THE “AGREEMENT”)

We refer to Clause 9.2 (a) in the Agreement. Capitalized terms used in this Renewal Notice and not defined herein shall have the meaning given to them in the Agreement.

We hereby:

1.	request an Interest Period in respect of [•] months from the next Interest Payment Day; and

2.	confirm that

(i)	no event or circumstance has occurred and is continuing, which constitutes, or which with the giving of notice or lapse of time or both, would constitute an Event of Default under the Agreement; and that

(ii)	the representations and warranties contained in Clause 18 (Representations and warranties) of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

By:

KNUTSEN NYK SHUTTLE TANKERS 16 AS

Authorised signatory

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SCHEDULE 5

FORM OF

COMPLIANCE CERTIFICATE

To:	DNB Bank ASA

Attn:

Telefax No.: +47 24 05 05 00

Date:        (        )

SECURED TERM LOAN FACILITY AGREEMENT DATED 7 JUNE 2012 (AS AMENDED) (THE “AGREEMENT”)

With reference to the Agreement we hereby confirm as follows:

WORKING CAPITAL – THE GUARANTOR:
Current Assets (a)	USD
Current Liabilities (b)	USD
(a) less (b)
Requirement: To be positive

WORKING CAPITAL – THE BORROWER:
Current Assets (c)	USD
Current Liabilities (d)	USD
(c) less (d)
Requirement: To be positive

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EQUITY RATIO:
Total Equity (i)	USD
Total Assets (j)	USD
Ratio (i)/(j)
Requirement: Ratio to be higher than 0.30

INTEREST COVER RATIO:
EBITDA (k)	USD
Finance Charges (l)	USD
Ratio (k)/(l)
Requirement: Ratio to be higher than 2.50:1.00

LIQUIDITY:
Cash in hand or on deposit	USD
2/3 of Available Facility	USD
Cash equivalents	USD
Actual total cash & cash equivalents	USD
Requirement:
USD 15,000,000;	USD
(i) plus an amount of USD 1,500,000 for each vessels owned by a member of the KNOP Group with no employment or an employment contract with less than twelve (12) months remaining tenor (excluding options) and	USD
(ii) plus an amount of USD 1,000,000 for each vessel owned by the members of the KNOP Group in excess of 8 vessels	USD
Calculated Requirement:	USD

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MARKET VALUE VESSEL—REF CLAUSE 22.4
A = Market Value Vessel
B = Loan	USD
Requirement :	USD
(i) A > 125 % B

CHANGES IN MANAGEMENT, BOARD OF DIRECTORS AND AUDITORS
Changes in management and/or board of directors in the Borrower	Yes / No give info if yes
Changes in management and/or board of directors in KNOT Offshore Partners LP	Yes / No give info if yes
Changes in management and/or board of directors in KNOT Shuttle Tankers AS	Yes / No give info if yes
Changes of auditors	Yes / No give info if yes

It is hereby certified, by the undersigned, that there are no known or pending Events of Default as of this date. Furthermore, it is hereby certified that the above representations are true and correct.

The above covenant calculations are made as of, and in respect of the 3 months period ending on

Certified on this             day of

KNUTSEN NYK SHUTTLE TANKERS 16 AS

By:	CFO

Date:

KNOT OFFSHORE PARTNERS LP

By:	CFO

Date:

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KNOT SHUTTLE TANKERS AS

By:	CFO

Date:

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SCHEDULE 6 A

FORM OF NOTICE OF TRANSFER OF THE EXPORT CREDIT TRANCHES

From: the Norwegian Government represented by Norwegian Ministry of Trade, Industry and Fisheries

To:	[ insert name of Borrower]

To:	The Norwegian Guarantee Institute for Export Credits (“GIEK”)

To:	DNB Bank ASA (as Agent)

Oslo, [•].[•].2012

NOTICE OF ASSIGNMENT

Reference is made to the [•] term loan facility agreement dated [•] (the “Facility Agreement”) and made between, inter alia, [                    ] as borrower (the “Borrower”), the Norwegian Government represented by the Norwegian Ministry of Trade, Industry and Fisheries as lender (the “Lender”), and [            ] as Agent and as Bank Guarantor.

Further reference is made the guarantee issued by GIEK dated [        ] (the “GIEK Guarantee”).

Please be informed that the new entity [•] that will assume responsibility for the new government-supported export credit scheme (the “Entity”) has been established, and that the Lender and the Entity have agreed that the Lender’s rights and obligations under the Finance Documents (as defined in the Facility Agreement), including for the avoidance of doubt the GIEK Guarantee, shall be transferred to the Entity.

The Lender hereby give you notice that

a)	pursuant to Clause ( ) of the Facility Agreement we have assigned to the Entity all our interest and all our benefits, right and title in, to and obligations under the Finance Documents (as defined in the Facility Agreement), and

b)	that the Finance Documents (as defined in the Facility Agreement), and the GIEK Guarantee shall continue in full force and effect for the benefit of the Entity as new Lender and that you must pay all sums which you may become due to pay under any of the Finance Documents, to the Entity’s account no. [•].

Any communication or document to be made under or in connection with the Finance Documents, shall be made or delivered to the address and telefax number of the Entity as set out below:

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[•]

[•]

We kindly ask you to acknowledge receipt of this notice of assignment to the Lender as set out above by countersigning and returning this letter.

For and on behalf of

the Lender

Name:

Title:

We acknowledge and accept the contents hereof:

For and on behalf of [•] as Agent	For and on behalf of [•] as Borrower	For and behalf of GIEK
[•]	[•]	[•]

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SCHEDULE 6 B

FORM OF TRANSFER CERTIFICATE

To:	DNB Bank ASA, as Agent

  Shipping Offshore & Logistics, Bergen

From:	[•] (the “Existing Lender” and [•] (the “New Lender”)

Date:	[•]

KNUTSEN NYK SHUTTLE TANKERS 16 AS – USD 77,500.000SECURED REVOLVING REDUCING CREDIT FACILITY AGREEMENT DATED 7 JUNE 2012 (AS AMENDED) (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	With reference to Clause 25 (Changes to the Parties):

2.	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] per cent. of the Total Commitments.

3.	The Existing Lender hereby transfers to the New Lender [ ] per cent. of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 25 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

4.	The proposed Transfer Date is [ ], as from which date the Transfer of such portion of the Total Commitments shall take full legal effect.

5.	The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 25.3 (Limitations of responsibility of Existing Lenders) of the Agreement.

6.	The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

7.	The address, fax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

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8.	This Transfer Certificate is governed by Norwegian law, with Oslo City Court (Bergen tingrett) as legal venue.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Total Commitments of Existing Lender:	USD [ ]

IV	Aggregate amount transferred:	USD [ ]

V	Total Commitments of New Lender	USD [ ]

VI	Transfer Date:	[ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[ ] [ ] Att: [ ] Fax no: + [ ]

[Insert relevant office address, fax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[•]	[•]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent (on behalf of the Lenders) and the Borrower and the Transfer Date is confirmed as [                     ].

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Agent:	Borrower:
DNB BANK ASA	KNUTSEN NYK SHUTTLE TANKERS 16 AS

By:	By:
Name:	Name:
Title:	Title:

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EXECUTION PAGE

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